Exhibit 99.1

VELOCITY EXPRESS REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

WESTPORT, CT., January 3, 2008 – Velocity Express Corporation (Temporary NASDAQ SYMBOL: VEXPD) (NASDAQ SYMBOL: VEXP) the nation's largest provider of time definite regional delivery solutions, announced that it has regained compliance with applicable requirements for continued listing on the NASDAQ Stock Market.

As previously announced on June 29, 2007, NASDAQ had notified Velocity that it was not in compliance with Marketplace Rule 4310 (c)(4) regarding the minimum bid price requirement for its common stock and was granted a compliance period of 180 days. Subsequently, on December 27, 2007 Velocity received a letter from NASDAQ informing them that the Company’s common stock price has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, Velocity has regained compliance with Marketplace Rule 4310 (c)(4) and this matter is now closed.

With regard to the Velocity’s ticker symbol, on December 6, 2007 Velocity announced a 1-for-15 reverse stock split and the Company’s common stock began trading on a split adjusted basis under the temporary trading symbol of “VEXPD” when the market opened on December 7, 2007. The temporary trading symbol will revert to “VEXP” on January 8, 2008, approximately 20 trading days after the effective date of the reverse split.

About Velocity Express

Velocity Express has one of the largest nationwide time definite regional delivery networks, providing a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system. Visit www.velocityexpress.com for more information.

Contact:

Velocity Express, Inc.

Edward W. (Ted) Stone, 203-349-4199

tstone@velocityexp.com

or

Institutional Marketing Services (IMS)

John G. Nesbett/Jennifer Belodeau, 203.972.9200

jnesbett@institutionalms.com